                                                                    EXHIBIT 2.2






                              UNITED ENERGY LIMITED
                                 ACN 064 651 029


                                       and


                            POWER PARTNERSHIP PTY LTD
                                 ACN 070 061 282



            --------------------------------------------------------

                                POWER PARTNERSHIP
                              Asset Sale Agreement

            --------------------------------------------------------



                           Freehill Hollingdale & Page
                                   Solicitors
                               101 Collins Street
                               Melbourne VIC 3000
                                    Australia
                            Telephone: (03) 288 1234
                            Facsimile: (03) 288 1567
                           Reference: RWN/SMR/1737493

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                                TABLE OF CONTENTS

     1.  DEFINITIONS AND INTERPRETATION. . . . . . . . . . . . . . . . . . .   1

     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . .   4

     2.  SALE AND PURCHASE . . . . . . . . . . . . . . . . . . . . . . . . .   5

     2.1  Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.2  Dates for Payment. . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.3  Method of Payment. . . . . . . . . . . . . . . . . . . . . . . . .   6

     3.  COMPLETION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

     3.1  Date for Completion. . . . . . . . . . . . . . . . . . . . . . . .   6
     3.2  Delivery of documents. . . . . . . . . . . . . . . . . . . . . . .   6
     3.3  Asset Buyer's obligations at Completion. . . . . . . . . . . . . .   6
     3.4  Property and Risk. . . . . . . . . . . . . . . . . . . . . . . . .   6
     3.5  Interdependency between this agreement and Share Sale Agreement. .   6
     3.6  Inconsistencies. . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.7  Exercise of Rights . . . . . . . . . . . . . . . . . . . . . . . .   7

     4.  ASSET BUYER'S WARRANTIES. . . . . . . . . . . . . . . . . . . . . .   7

     4.1  Asset Buyer's Warranties . . . . . . . . . . . . . . . . . . . . .   7
     5.1  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

     6.  DUTIES, COSTS AND EXPENSES. . . . . . . . . . . . . . . . . . . . .   8

     6.1  Payment of Duty. . . . . . . . . . . . . . . . . . . . . . . . . .   8
     6.2  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     6.3  Costs and expenses . . . . . . . . . . . . . . . . . . . . . . . .   8
     6.4  Costs of performance . . . . . . . . . . . . . . . . . . . . . . .   8

     7.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

     7.1  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     7.2  Legibility of facsimile transmission . . . . . . . . . . . . . . .   9

     8.  GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

     8.1  Governing law and jurisdiction . . . . . . . . . . . . . . . . . .  10
     8.2  Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     8.3  Variation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     8.4  Further assurances . . . . . . . . . . . . . . . . . . . . . . . .  10
     8.5  Specific performance . . . . . . . . . . . . . . . . . . . . . . .  11
     8.6  Third party rights . . . . . . . . . . . . . . . . . . . . . . . .  11
     8.7  This agreement supersedes others . . . . . . . . . . . . . . . . .  11

THIS ASSET SALE AGREEMENT is made on 7 August 1995 between the following parties:

1. UNITED ENERGY LIMITED ACN 064 651 029 of 43-45 Centreway, Mt Waverley 3149 ("Seller"); and

2. POWER PARTNERSHIP PTY LTD ACN 070 061 282 of Level 27, 530 Collins Street, Melbourne, Victoria ("PPPL" or "Asset Buyer").

RECITALS:

A.   The Seller is the owner of the Assets.

B. The Seller agrees to sell and the Asset Buyer agrees to buy the Assets on the terms and conditions set out in this agreement.

THE PARTIES AGREE as follows:

                       1.  DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

In this agreement:

"ADVISERS" means all of the advisers of the State or the Seller in relation to the sale of the Assets and all other transactions contemplated by this agreement including without limitation, CS First Boston Australia Limited, KPMG, KPMG Corporate Finance (Vic.) Pty Ltd, Freehill Hollingdale & Page and Mallesons Stephen Jaques.

"ALLOCATION STATEMENT" means, in relation to the Seller, any Statement which, for the purposes of section 117 or 137 of the Electricity Act, is an allocation statement pursuant to which any property, rights or liabilities of Electricity Services Victoria or a municipal electrical undertaking were vested in the Seller and include:

(a) the Electricity Services Victoria allocation statement of 3 October 1994 (as amended on 7 March 1995 and 7 August 1995); and

(b) the municipal electrical undertaking allocation statement of 3 October 1994 (as amended on 7 March 1995).

"APPROVAL DATE" means the date on which the Seller is able to give the Financial Assistance, being:

(a)  (where no application is made under section 205(12) of the Corporations
     Law) the first Business Day after the 21 day notice period referred to in section 205(12) has expired; or

(b) (where an application is or applications are made under section 205(12) of the Corporations Law) the first Business Day after:

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     (1)  the application or each application has been withdrawn; or

     (2)  the Court has approved the given of the Financial Assistance,

whichever applicable date first occurs.

"ASSET BUYER" means PPPL.

"ASSETS" means the Plant and Equipment.

"ASSET BUYER" means PPPL.

"ASSETS" means the Plant and Equipment.

"AUTHORISATION" includes:

(a) any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Governmental Agency; and

(b) in relation to anything which may be proscribed or restricted in whole or in part by law or otherwise if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, registration or other notification of anything, the expiration of that period without the intervention or action by that Governmental Agency.

"BUSINESS DAY" means a day on which banks are open for business in Melbourne, excluding a Saturday or a Sunday or a public holiday.

"ASSET BUYER'S WARRANTIES" means the warranties and representations of the Asset Buyer set out in clause 4.1.

"BORROWING ACT" means the Borrowing and Investment Powers Act 1987.

"COMPLETION" means completion of the sale and purchase of the Assets under clause 3.

"COMPLETION DATE" means, subject to clause 5.5 of the Share Sale Agreement, the first Business Day after the Approval Date.

"DOLLARS" "A$" and "$" means the lawful currency of the Commonwealth of Australia.

"DUTY" means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above, but excludes any Tax.

"ELECTRICITY ACT" means the Electricity Industry Act 1993.

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"FINANCIAL ASSISTANCE" means the financial assistance which the Seller may give for the purpose of, or in connection with, the acquisition of shares by the Buyer under the Share Sale Agreement.

"GOVERNMENTAL AGENCY" means the government of any country and the government of any state, territory, municipality or other political subdivision of a country, and any administrative or judicial body, department, commission, authority, instrumentality, tribunal, agency or entity of any such government.

"OFFICER" means a director or secretary of the relevant party or Seller (as the case may be).

"PLANT AND EQUIPMENT" means all:

(a)  plant, equipment and articles owned by the Seller; and

(b) (in relation to all land which is not owned by the Seller) structures permanently affixed to land and other improvements to land owned by the Seller (but not the land itself),

including without limitation all electricity transmission and distribution lines, power poles, underground cables, stations, substations, switch yard equipment and all other plant and equipment used in the reticulation, transformation or metering of electrical power which, in its ordinary use, is located in a fixed position wherever located.

"POWER" means any right, power, authority, discretion or remedy conferred on the parties by this agreement or any applicable law.

"PURCHASE PRICE" means $950.5 million.

"SECURITY INTEREST" means an interest or power:

(a) reserved in or over an interest in any asset including, but not limited to, any retention of title; or

(b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt or any other monetary obligation or the performance of any other obligation and includes, but is not limited to, any agreement to grant or create any of the above.

"SHARE SALE AGREEMENT" means the agreement so titled to be entered into between State Electricity Commission of Victoria, the State of Victoria and PPPL under which PPPL shall acquire, inter alia, all the issued ordinary shares in the capital of the Seller.

"STATE" means the State of Victoria.

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                                        4


"TAX" means any tax, levy, charge, impost, duty, fee, deduction or withholding which is assessed, levied, imposed or collected by any State Governmental Agency and includes, but is not limited to, any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of, any of the above and any amount imposed under section 88 of the State Owned Enterprises Act 1992 but excludes any Duty.

1.2  INTERPRETATION

In this agreement, unless the context otherwise requires:

(a) headings and underlinings are for convenience only and do not affect the interpretation of this agreement;

(b)  words importing the singular include the plural and vice versa;

(c)  words importing a gender include any gender;

(d) other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(e) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency;

(f) a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this agreement and a reference to this agreement includes any such annexure, exhibit and schedule;

(g) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i) a reference to a party to a document includes that party's successors and permitted assigns;

(j) where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day;

(k) no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it;

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                                        5


(l) a covenant or agreement on the part of two or more persons binds them jointly and severally;

(m) a reference to an agreement other than this agreement includes an undertaking, agreement or legally enforceable arrangement or understanding whether or not in writing;

(n) a reference to an asset includes all property of any nature, including, but not limited to, a business, and all rights, revenues and benefits;

(o) a reference to a documents includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

(p) a reference to liquidation includes appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death; and

(q) terms defined in the Corporations Law at the date of this agreement have the meanings given to them in the Corporations Law at that date.

                              2.  SALE AND PURCHASE

2.1  SALE OF ASSETS

Subject to the terms of this agreement, the Seller must sell free of Security Interests and the Asset Buyer must buy the Assets for the Purchase Price on the Completion Date. The parties agree that the allocation of the Purchase Price between the Assets is as follows:

(a)  motor vehicles and mobile plant:  $9 million;

(b)  general plant and equipment:  $8.2 million; and

(c)  distribution plant and equipment: $933.3 million.

The Purchase Price allocated to the above asset categories is then further allocated to each individual asset rateably on the basis of the current book value of the asset as a proportion of the total book value of that respective class.

2.2  DATES FOR PAYMENT

On and subject to the terms of this agreement the Asset Buyer must pay $903.083 million on the Completion Date, and as to the balance of the Purchase Price, on demand by the Seller.

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                                        6


2.3  METHOD OF PAYMENT

All payments to be made under this agreement must be made by bank cheque or in such other method as may be agreed in writing between the Seller and the Asset Buyer.

                                 3.  COMPLETION

3.1  DATE FOR COMPLETION

Completion must take place on the Completion Date at 10 am at the office of the Seller's solicitors, Freehill Hollingdale & Page, 101 Collins Street, Melbourne.

3.2  DELIVERY OF DOCUMENTS

At Completion, the Seller must deliver to the Asset Buyer a copy of the special resolution passed by the State Electricity Commission of Victoria (as shareholder) approving the sale of Assets by the Seller on and subject to the terms of this agreement.

3.3  ASSET BUYER'S OBLIGATIONS AT COMPLETION

At Completion the Asset Buyer must pay the Seller the Purchase Price as described in clause 2.

3.4  PROPERTY AND RISK

Property and risk in the Assets shall pass to the Asset Buyer on the Completion Date.

3.5  INTERDEPENDENCY BETWEEN THIS AGREEMENT AND SHARE SALE AGREEMENT

It is the intention of the parties that:

(a)  Completion under this agreement;

(b)  completion under the Share Sale Agreement;

(c)  completion under the Asset Purchase Agreement; and

(d) payment of the SECV Loan and TCV Loan under clause 6 of the Share Sale Agreement,

are interdependent, so that if the obligations of the parties in respect of a particular completion or payment under clause 6 are not satisfied, then no delivery or payment which has been made, will be deemed to have been made.

For the avoidance of doubt the parties acknowledge and agree that once Completion under this agreement, completion under the Share Sale Agreement and the payments under clause 6 of the Share Sale Agreement have occurred, as a chronological sequence of events, all

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                                        7


deliveries and payments will be deemed to have taken place in the order in which they occurred.

3.6  INCONSISTENCIES

In the event there are any inconsistencies between this agreement and the Share Sale Agreement, the provisions of the Share Sale Agreement shall prevail.

3.7  EXERCISE OF RIGHTS

With effect from Completion, the Seller shall exercise all of its statutory and other rights with respect to the Assets including, without limitation, its rights under Part 3 of the Electricity Act, consistently with ownership of the Assets having been vested in the Asset Buyer and shall act in accordance with any directions given by the Asset Buyer to the Seller as to the manner of exercise of such rights.

                          4.  ASSET BUYER'S WARRANTIES

4.1  ASSET BUYER'S WARRANTIES

The Asset Buyer represents and warrants to the Seller as at the date of this agreement and the Completion Date that:

(a) it has the corporate power to enter into this agreement and has taken all necessary action (including all shareholder approvals and Authorisations) to authorise the execution, delivery and performance of this agreement;

(b) the agreement constitutes a legally valid and binding obligation of the Asset Buyer enforceable in accordance with its terms; and

(c) the execution, delivery and performance of this agreement will not violate any provision of:

     (1) any law, regulation, order, rule or decree of any Governmental Agency of the Commonwealth of Australia or any state or territory or any recognised stock exchange on which its shares or the shares of any related body corporate are listed;

     (2) the memorandum or articles of association (or equivalent constituent documentation) of the Asset Buyer; and

     (3) any security agreement, deed, contract, undertaking or other instrument to which the Asset Buyer is a party or which is binding on it and does not and will not result in the creation or imposition of any security over any of its assets pursuant to the provision of any such security agreement, deed, contract, undertaking or other instrument.

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                                        8


5.1  REMEDIES

The sole remedy of the Asset Buyer for breach of any representation or warranty in relation to the Assets is to damages in accordance with the Share Sale Agreement, and in no event is the Asset Buyer to be entitled to rescind this agreement or claim damages under this agreement.

                         6.  DUTIES, COSTS AND EXPENSES

6.1  PAYMENT OF DUTY

The Asset Buyer must pay:

(a) any Duty in respect of the execution, delivery and performance of this agreement and any document entered into or signed under this agreement; and

(b) any fine, penalty or other cost in respect of a failure to pay any Duty except to the extent that the fine, penalty or other cost is caused by an act or default on the part of the Seller.

6.2  INDEMNITY

The Asset Buyer indemnifies the Seller against any amount payable under clause 6.1.

6.3  COSTS AND EXPENSES

Subject to clause 6.1, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery, stamping and registration of this agreement or other document described in clause 6.1(a).

6.4  COSTS OF PERFORMANCE

Any action to be taken by a party in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.

                                   7.  NOTICES

7.1  GENERAL

Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party to this agreement:

(a)  must be in legible writing and in English addressed as shown:

     (1)  if to the Seller:   The Administrator,

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                                        9


          Address:       State Electricity Commission of Victoria,
                         15 William Street
                         Melbourne 3000

          Attention:     Mr G Brooke

          Facsimile:     (03) 9691 2112;

     (2)  if to the Asset Buyer:

          Address:       91 William Street
                         Melbourne Vic 3000

          Attention:     Mr Andrew M Guarriello

          Facsimile:     (03) 9627 2070,

          or as specified to the sender by any party by notice;

(b) where the sender is a company, must be signed by an Officer or under the common seal of the sender;

(c)  is regarded as being given by the sender and received by the addressee:

     (1)  if by delivery in person, when delivered to the addressee;

     (2) if by post within Australia, 3 Business Days from and including the date of postage; or

     (3) if by facsimile transmission, when transmitted legibly to the addressee,

     but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee's time) it is regarded as received at 9.00 am on the following Business Day; and

(d)  can be relied upon by the addressee and the addressee   is not liable to
     any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

7.2  LEGIBILITY OF FACSIMILE TRANSMISSION

A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 7.1(c)(3) and informs the sender that it is not legible.

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                                       10


                                   8.  GENERAL

8.1  GOVERNING LAW AND JURISDICTION

(a) This agreement is governed by the laws of Victoria. Each party irrevocably submits to the exclusive jurisdiction of the courts of Victoria.

(b) Each party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

8.2  WAIVERS

(a) Waiver of any right arising from a breach of this agreement or of any Power arising upon default under this agreement must be in writing and executed by the party granting the waiver.

(b)  A failure or delay in exercise, of:

     (1)  a right arising from a breach of this agreement; or

     (2)  a Power created or arising upon default under this agreement,

     does not result in a waiver of that right or Power.

(c) A party is not entitled to rely on a delay in the exercise or non-exercise of a right or Power arising from a breach of this agreement or on a default under this agreement as constituting a waiver of that right or Power.

(d) A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e) This clause 8.2 may not itself be waived except by writing executed by the party granting the waiver.

8.3  VARIATION

A variation of any term of this agreement must be in writing and executed by the parties.

8.4  FURTHER ASSURANCES

Each party must do all things, and execute all further documents, necessary to give full effect to this agreement.

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                                       11


8.5  SPECIFIC PERFORMANCE

The Seller acknowledges that monetary damages alone would not be adequate compensation to the Asset Buyer for the Seller's breach of its obligations under this agreement and that accordingly specific performance of those obligations is an appropriate remedy.

8.6  THIRD PARTY RIGHTS

No person other than a party to this agreement is intended to have any right, power or remedy or derives or is intended to derive any benefit under this agreement.

8.7  THIS AGREEMENT SUPERSEDES OTHERS

This agreement and the Share Sale Agreement embodies the entire agreement between the parties with respect to the subject matter of this agreement and supersedes any prior negotiation, arrangement, understanding or agreement with respect to the subject matter or any term of this agreement.

EXECUTED by the parties as an agreement.

THE COMMON SEAL of
UNITED ENERGY LIMITED
is affixed in accordance with its
articles of association in the
presence of:



/s/Noel Bond                            /s/Brian Hamley
-------------------------------------   -------------------------------------
Director                                Director



Noel Bond                               Brian Hamley
-------------------------------------   -------------------------------------
Name (please print)                     Name (please print)

THE COMMON SEAL of
POWER PARTNERSHIP PTY
LTD is affixed in accordance
with its articles of association
in the presence of:



/s/Robert Green                         /s/G.E. Timms
-------------------------------------   -------------------------------------
Director                                Director/Secretary



Robert Green                            G.E. Timms
-------------------------------------   -------------------------------------
Name (please print)                     Name (please print)